Exhibit 99.1

Delek US Holdings Announces Secondary Offering

BRENTWOOD, Tenn.—(BUSINESS WIRE)—May 13, 2014—Delek US Holdings, Inc. (NYSE: DK) (“Delek US”) announced today the commencement of an underwritten secondary offering of 9,200,000 shares of its common stock offered by Delek Hungary Holding Limited Liability Company (the “Selling Stockholder”). The underwriters will have a 30-day option to purchase up to an additional 1,380,000 shares of common stock from the Selling Stockholder. Delek US will not sell any shares or receive any proceeds from the offering.

Barclays, BofA Merrill Lynch, Wells Fargo Securities, Goldman, Sachs & Co. and RBC Capital Markets are acting as joint book-running managers for the offering.

Delek US has filed a registration statement (including a prospectus) on Form S-3ASR, which was effective upon filing, with the Securities Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement and accompanying base prospectus and other documents Delek US has filed with the SEC for more complete information about Delek US and this offering. A preliminary prospectus supplement relating to the offering has been filed with the SEC. The offering will be made only by means of a prospectus supplement and accompanying base prospectus. Copies of the prospectus supplement and the accompanying base prospectus relating to this offering may be obtained without charge from:

Barclays Capital Inc.

c/o Broadridge Financial Solutions

1155 Long Island Avenue

Edgewood, NY 11717

Telephone: 1-888-603-5847

barclaysprospectus@broadridge.com

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Attn: Prospectus Department

222 Broadway

New York, NY 10038

Email: dg.prospectus_requests@baml.com

Wells Fargo Securities

Attention: Equity Syndicate Dept.

375 Park Avenue

New York, New York 10152

Telephone: 800-326-5897

Email: cmclientsupport@wellsfargo.com

Goldman, Sachs & Co.

Attention: Prospectus Department

200 West Street

New York, NY 10282

Telephone: 866-471-2526

Email: prospectus-ny@ny.email.gs.com

RBC Capital Markets

Attention: Prospectus Department

Three World Financial Center

200 Vesey Street, 8th Floor

New York, New York 10281

Telephone: (877) 822-4089

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities described above, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Safe Harbor Provisions Regarding Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of the federal securities laws. These statements contain words such as “possible,” “intend,” “will,” “if” and “expect” and can be impacted by numerous factors, including the risk that the offering may not be consummated. There can be no assurance that actual results will not differ from those expected by management of Delek US. Delek US undertakes no obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or which Delek US becomes aware of, after the date hereof.

About Delek US Holdings

Delek US Holdings, Inc. is a diversified downstream energy company with assets in petroleum refining, logistics and convenience store retailing.

Contacts

Delek US Holdings, Inc.

Assi Ginzburg, 615-435-1452

Executive Vice President and Chief Financial Officer

or

Keith Johnson, 615-435-1366

Vice President of Investor Relations

or

Alpha IR Group

Chris Hodges, 312-445-2870

Founder & CEO